Exhibit 99.1

Tuesday September 1, 2009, 7:30 pm EDT

Magnum SRI Announces Revolutionary Custom Compounds Successfully Produced at World Renowned Malaysian Rubber Boards, Rubber Research Institute Facility in Sg. Buloh

After passing all tests Magnum SRI final compounds and products will be independently tested and analyzed at the World Renowned Malaysian Rubber Board's, Rubber Research Institute

Magnum D'Or Resources, Inc. (OTC Bulletin Board: MDOR - News), a next generation rubber recycling solutions company, announces Successful Production of Magnum SRI Custom Compound in Full Commercial Scale.

Magnum SRI Video #1can be viewed at: http://magnumresources.net/investors/328

Magnum/SRI have successfully produced and tested the Revolutionary Magnum SRI Custom Compounds in a full production scale using a conventional Banbury mixer in the World Renowned Malaysian Rubber Board's, Rubber Research Institute facility in Sg. Buloh http://www.lgm.gov.my/. This is the same facility where final compounds and products produced with our activated compound will be immediately sent for independent testing and analysis.

After producing 40 mesh crumb (whole truck) in Magnum's Magog facility and subsequently Magnum's Colorado facility the material would be "Activated" using our know-how technical process. In addition, the material will be compounded and blended using processing aids and modified compound to customize it. The latter part of the process effectively allows ease of mixing and programming specific requirements which are essential for a range of products and applications. Furthermore, we have now successfully achieved customised blends of our customised compounds, suitable for mid range retread and Light Truck tire compound applications. This is a major breakthrough!

In this commercial scale demonstration we produced the Revolutionary Magnum SRI custom compounds, duplicating the exact production conditions which we intend to install at the Magog facility and subsequently in Colorado. Moreover, we have produced representative product that has been independently tested to meet all parameters without exception. The material would provide for substantial and commercially viable off take from the Magnum crumb production. This achievement is very important at two levels:

First, we now have a commercially viable way to consume the tire crumb in large volume. Second, the material will be processed for added value which will reflect in cost savings for consuming manufacturers, while still providing a healthy margin for Magnum.

The material will be a raw material compound with specified properties not a processing aid or filler. The compounds that we are working with are of high volume and high value and have requirements in terms of performance parameters that would preclude the addition of recycled material in any volume beyond the minimal.

Our tests have shown that we have processed powdered tire scrap (from truck tires) into performing compound on a commercial scale. Further, our results have shown that we have blended our activated compound into a range of value added product compounds in proportions ranging from 5% to as high as 20% depending on the application, without any appreciable loss of properties. This is a history making event.

The recovery process and our ability to sustain real time conditions on a commercial scale has shown that our technology has enabled us to achieve our goals thus making this process the first of its kind that will have an impact on the rubber market today.

Once our results of Magnum/SRI custom compound have been independently verified, it will lead to demand on an enormous scale. There has never been an alternative performing material like this that can immediately provide manufacturers with substantial savings. Having successfully cleared an array of tests, including abrasion resistance, our current expectations are very high.

About MDOR:

Magnum's 98,000+ sq. ft. facility is located in Magog (Quebec). Magnum currently holds over $130 Million USD in open contracts for the production of rubber nuggets and rubber buffing. Magnum's proprietary "GREEN" technology provides a one-of-a-kind solution to all of the challenges in eliminating stockpiles of scrap tires and rubber scrap. Some of Magog's Production http://www.youtube.com/watch?v=G3rMYiI3wUo

Magnum's new Hudson, Colorado facility is approximately 50 miles northeast of Denver, Colorado. The facility consists of 120 high grade commercially zoned land, buildings, equipment, and inventory in excess of 30,000,000+ tires. The facility is one of the largest tire landfills in the world and its central location is extremely well situated to accept and supply all of Magnum's current and future facility operations. For Satellite image click:

http://i372.photobucket.com/albums/oo167/magnumrecyclage/Hudson%20Tires/MDOR-PIC.png

Magnum/SRI are currently using their advanced technologies to produce next generation rubber recycling solutions for custom compounds, retread compounds, processing aids, advanced state-of-the-art equipment, and reactivated ambient/cryogenic rubber powders for the global market. Magnum/SRI tests are targeting premium applications that contain high grade properties. This will allow production of higher yielding compounds which will potentially create higher revenues and profits. This also includes maximizing cost savings for clients while producing high quality materials.

The reason why Magnum/SRI premium compounds are one of a kind is because they can be substituted in high specification compound applications without appreciable loss in properties or performance. Furthermore, the reason why our clients will prefer to use Magnum/SRI compounds is because they will be able to enjoy a substantial and meaningful reduction in raw material cost without compromising product performance and quality. In the competitive environment of rubber product manufacturing this is a major development having a direct impact on our customer's bottom line.

To visit SRI, view: http://www.srielastomers.com/

View Mangum/SRI Next Generation Custom Compound positive trials: http://magnumresources.net/view-investors.php?id=180 or http://www.magnumresources.net/view-investors.php?id=199

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The results anticipated by any or all of these forward-looking statements may not occur. The company is not required to update its forward-looking statements.

    Contact:
    Magnum D'Or Resources, Inc.,
    Fort Lauderdale, FL
    1-954-315-3883
    www.magnumresources.net
    mdor@magnumresources.net

    Green Tech International Advisors
    Human, Public, Investor Relations
    1-561-674-2169
    greentechint@yahoo.com